Exhibit 99.1

Excel Trust Acquires $92.5M Property, Signs Additional Purchase Contract

Excel Trust, Inc. (NYSE:EXL), a retail focused real estate investment trust (REIT), has acquired a shopping center for $92.5 million and signed a purchase contract to acquire an additional property for approximately $68.5 million. Since its initial public offering, Excel Trust has grown its portfolio to a gross asset value of approximately $414 million, excluding properties under contract.

Park West Place – Stockton, CA. Excel Trust purchased a 739,234 square foot retail shopping center (of which 597,787 is owned) in Stockton, California for $92.5 million. Excel Trust estimates that the current annual net operating income is $7.2 million. Built in 2004, the center is anchored by Lowe’s, Target (non-owned), Kohl’s, Sports Authority, Jo-Ann, Ross Dress for Less, and Bed, Bath & Beyond. The property includes thirteen single tenant outparcels including Wells Fargo, Bank of America, Starbucks, Panera, Wendy’s and Sonic. Excel Trust has placed a $55.8 million mortgage on the property at an interest rate of 2.5% over 1 month LIBOR and intends to hedge this floating rate exposure by employing a swap or rate cap. The property is adjacent to the Interstate 5 (over 100,000 vehicles per day) and is currently 99% leased. In a three and five mile radius the average household incomes are estimated to be $83,887 and $70,618 respectively (Source: Claritas, 2010).

Gilroy Crossing – Gilroy, CA. Excel Trust has signed a contract to purchase a 473,640 square foot retail shopping center (of which 325,431 will be owned) for $68.5 million. Excel Trust estimates that the current annual net operating income is $5.3 million. The property is anchored by Target (non-owned), Kohl’s, Sports Authority, Ross Dress For Less, Bed Bath & Beyond, Michaels, and PetSmart. Excel Trust intends to assume upon closing the existing mortgage of approximately $48 million at an interest rate of 5.01%. The property is adjacent to Highway 101 and is currently 99% leased. In a three and five mile radius the average household incomes are estimated to be $81,722 and $94,177 respectively (Source: Claritas, 2010).

Gary Sabin, CEO, noted. “We are pleased to be able to add these quality centers to our portfolio. Both are dominant centers in their respective markets as evidenced by their consistently high occupancy levels during this recent economic downturn. We believe the acquisition prices for these two properties are extremely attractive given their market dominance and tenant lineup. We remain excited by the number of attractive, well-priced centers in our pipeline.”

About Excel Trust, Inc.

Excel Trust, Inc. is a retail focused REIT that targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company intends to elect to be treated as a REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2010. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct.

SOURCE: Excel Trust, Inc.

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com

www.exceltrust.com